Exhibit 99.1

Burlington Stores, Inc. Reports First Quarter 2019 Results and

Updates Fiscal 2019 Outlook

o	On a GAAP basis, total sales rose 7.3%, net income decreased 5.8%, and EPS decreased 4.2% to $1.15
o	On a Non-GAAP basis,
-	Comparable store sales increased 0.1%
-	Adjusted EPS was $1.26, above recently updated guidance
o	Updating FY19 Adjusted EPS outlook to a range of $6.93 to $7.01, excluding management transition costs.

BURLINGTON, New Jersey; May 30, 2019 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the first quarter ended May 4, 2019.

Tom Kingsbury, CEO, stated, “While our first quarter sales results came in at the low end of our expectations, our disciplined expense management enabled us to exceed the high end of our recently updated Adjusted Earnings Per Share guidance.  Although we saw strength in our Children’s Apparel, Baby Depot and Home businesses, we remain very focused on improving our underperforming Ladies Apparel business. We were also pleased to be able to return $123 million to our shareholders through share repurchases during the first quarter.”

Fiscal 2019 First Quarter Operating Results (for the 13 week period ended May 4, 2019 compared with the 13 week period ended May 5, 2018):

•	Total sales increased 7.3% to $1,629 million, while comparable store sales increased 0.1%. New and non-comparable stores contributed an incremental $121 million in sales during the quarter.
•

Gross margin decreased by 20 basis points vs. last year to 41.0%. Merchandise margins increased 10 basis points, but were more than offset by a 30 basis point increase in freight costs. Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were 10 basis points higher as a percentage of sales vs. the Fiscal 2018 first quarter.

•

SG&A increased $49 million to $517 million for the first quarter of Fiscal 2019.  As a result of our adoption of the new Lease Accounting Standard, favorable lease costs, initially recorded as a result of purchase accounting that occurred in 2006, are now included in SG&A.  In prior periods, these costs were included in depreciation and amortization.

•

Adjusted SG&A, defined as SG&A less product sourcing costs and favorable lease costs, as a percentage of sales increased 20 basis points to 26.3%. Reductions in marketing and utilities expense rates were more than offset by deleverage in occupancy and store payroll expense.

•	The effective tax rate decreased 20 basis points to 17.2%. The adjusted effective tax rate increased 60 basis points to 18.0%.

•

Net income decreased 5.8% to $78 million, or $1.15 per share vs. $1.20 last year, and Adjusted Net Income decreased 2% to $85 million, or $1.26 per share, vs. $1.26 last year. This slight decrease in Adjusted Net Income was driven primarily by higher freight expense and deleverage on fixed expenses.

•

Fully diluted shares outstanding amounted to 67.7 million at the end of the quarter compared with 69.0 million at the end of last year’s first quarter. The decrease was primarily the result of share repurchases under the Company’s share repurchase program, discussed in more detail below. From the end of the first quarter of Fiscal 2018 through the end of the first quarter of Fiscal 2019, the Company has repurchased approximately 1.8 million shares of its common stock under its share repurchase program.

•

Adjusted EBITDA increased 2%, or $3 million higher than last year’s first quarter. The 55 basis point decline in Adjusted EBITDA as a percentage of sales was primarily driven by higher freight expense, as well as deleverage on fixed expenses. Adjusted EBIT decreased 2%, or $2 million below the prior year period, to $117 million. The 65 basis point decline in Adjusted EBIT as a percentage of sales was primarily driven by the same factors, as well as higher depreciation expense.

Inventory

•

Merchandise inventories were $896 million vs. $787 million last year. The increase was due to inventory related to the addition of 37 net new stores opened since the end of the first quarter of Fiscal 2018, and an increase in pack and hold inventory, which was 28% of total inventory at the end of the first quarter of Fiscal 2019 compared to 27% at the end of the first quarter of Fiscal 2018. In addition, comparable store inventory increased 5% at the end of the first quarter of Fiscal 2019.

Share Repurchase Activity

•

During the first quarter, the Company invested $123 million of cash to repurchase 841,460 shares of its common stock. As of the end of the first quarter, the Company had $176 million remaining on its current share repurchase authorization.

New Lease Accounting Standard

•

The Company adopted the new Lease Accounting Standard in the first quarter. As a result, at the end of the first quarter, the Company recorded approximately $2.1 billion of additional right-of-use assets and approximately $2.3 billion of additional lease liabilities. Adoption of this standard also resulted in a change in the timing of certain expense recognition, primarily related to favorable lease costs, as well as a reclassification of these favorable lease costs from depreciation and amortization to SG&A.

Full Year Fiscal 2019 and Second Quarter 2019 Outlook

The following outlook excludes approximately $4 million in management transition costs that we will now incur in Fiscal 2019 as a result of our recent CEO succession announcement. This incremental expense, approximately $0.05 per share, will negatively impact our earnings in the second half of Fiscal 2019. While we will include this expense in our reported Adjusted Net Income in Fiscal 2019, we will update investors quarterly regarding the management transition costs incurred.

For the full Fiscal Year 2019 (the 52-weeks ending February 1, 2020), the Company now expects:

•

Total sales to increase in the range of 8.5% to 9.2%; this assumes comparable store sales to increase in the range of 1% to 2% for the second quarter of Fiscal 2019, and 2% to 3% for the balance of Fiscal 2019, resulting in a full year comparable store sales increase of 1.3% to 2.1% on top of the 3.2% increase during Fiscal 2018;

•	Depreciation and amortization, exclusive of favorable lease costs, to be approximately $210 million;
•	Adjusted EBIT margin to be approximately flat to last year;
•	Interest expense of approximately $53 million;
•	An effective tax rate of approximately 21%;
•	To open 50 net new stores, and invest Net Capital Expenditures of approximately $310 million; and
•

Based on first quarter results, Adjusted EPS is now expected to be in the range of $6.93 to $7.01, utilizing an updated fully diluted share count of approximately 68 million, as compared to $6.04 on a GAAP basis and $6.44 on a non-GAAP basis last year. This outlook excludes an expected $0.05 per share impact of management transition costs.

For the second quarter of Fiscal 2019 (the 13 weeks ending August 3, 2019), the Company expects:

•	Total sales to increase in the range of 8% to 9%;
•	Comparable store sales to increase 1% to 2%; and
•	Adjusted EPS in the range of $1.11 to $1.15, which assumes a fully diluted share count of approximately 67.5 million, as compared to $1.03 on a GAAP basis and $1.15 on a non-GAAP basis last year.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its historical results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

First Quarter 2019 Conference Call

The Company will hold a conference call on Thursday, May 30, 2019 at 8:30 a.m. Eastern Time to discuss the Company’s first quarter results. The U.S. toll free dial-in for the conference call is 1-866-437-5084 and the international dial-in number is 1-409-220-9374.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning after the conclusion of the call on May 30, 2019 through June 6, 2019. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 3096627. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using SEC filings, press releases, public conference calls and webcasts. In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonCoatFactory/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2018 net sales of $6.6 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 684 stores as of the end of the first quarter of Fiscal 2019, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home and coats.

For more information about the Company, visit www.burlingtonstores.com.

Investor Relations Contact:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release, including those made in the section describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including general economic conditions; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability of desirable store locations on suitable terms; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices by customers; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks, including  tax and trade policies, tariffs and government regulations; weather patterns, including, among other things, changes in year-over-year temperatures; our future profitability; our ability to control costs and expenses; unforeseen cyber-related problems or attacks; any unforeseen material loss or casualty; the effect of inflation; regulatory and tax changes; our relationships with employees; the impact of current and future laws and the interpretation of such laws; terrorist attacks, particularly attacks on or within markets in which we operate; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our substantial level of indebtedness and related debt-service obligations; restrictions imposed by covenants in our debt agreements; availability of adequate financing; our dependence on vendors for our merchandise; domestic events affecting the delivery of merchandise to our stores; existence of adverse litigation; and each of the factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands)

	Three Months Ended
	May 4,	May 5,
	2019	2018
REVENUES:
Net sales	$1,628,547	$1,518,446
Other revenue	5,647	6,262
Total revenue	1,634,194	1,524,708
COSTS AND EXPENSES:
Cost of sales	961,318	892,682
Selling, general and administrative expenses	517,378	468,348
Costs related to debt amendments	(382)	—
Depreciation and amortization	50,641	50,509
Other income - net	(2,092)	(1,351)
Interest expense	13,371	14,521
Total costs and expenses	1,540,234	1,424,709
Income before income tax expense	93,960	99,999
Income tax expense	16,195	17,411
Net income	$77,765	$82,588

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	May 4,	February 2,	May 5,
	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$105,031	$112,274	$83,008
Restricted cash and cash equivalents	21,882	21,882	21,882
Accounts receivable—net	99,461	58,752	82,758
Merchandise inventories	895,813	954,183	786,559
Prepaid and other current assets	129,614	124,809	126,694
Total current assets	1,251,801	1,271,900	1,100,901
Property and equipment—net	1,288,180	1,253,705	1,148,257
Operating lease assets	2,144,757	—	—
Goodwill and intangible assets—net	286,005	449,388	468,669
Deferred tax assets	4,191	4,361	6,724
Other assets	90,305	99,818	100,895
Total assets	$5,065,239	$3,079,172	$2,825,446

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$707,672	$848,561	$726,635
Current operating lease liabilities	273,348	—	—
Other current liabilities	359,818	396,257	351,974
Current maturities of long term debt	3,052	2,924	13,040
Total current liabilities	1,343,890	1,247,742	1,091,649
Long term debt	1,133,385	983,643	1,122,552
Long term operating lease liabilities	2,045,743	—	—
Other liabilities	83,393	346,298	318,367
Deferred tax liabilities	180,280	178,779	181,607
Stockholders' equity	278,548	322,710	111,271
Total liabilities and stockholders' equity	$5,065,239	$3,079,172	$2,825,446

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Three Months Ended
	May 4,	May 5,
	2019	2018
OPERATING ACTIVITIES
Net income	$77,765	$82,588
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	50,641	50,509
Deferred income taxes	2,993	1,721
Non-cash stock compensation expense	9,427	7,023
Non-cash rent	(380)	(6,203)
Deferred rent incentives	12,213	8,709
Changes in assets and liabilities:
Accounts receivable	(20,170)	(10,377)
Merchandise inventories	57,864	(33,997)
Accounts payable	(140,767)	(12,716)
Other current assets and liabilities	(3,513)	(29,670)
Long term assets and liabilities	7,517	738
Other operating activities	601	1,885
Net cash provided by operating activities	54,191	60,210
INVESTING ACTIVITIES
Cash paid for property and equipment	(83,781)	(60,382)
Other investing activities	(72)	2,440
Net cash (used in) investing activities	(83,853)	(57,942)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	588,300	238,800
Principal payments on long term debt—ABL Line of Credit	(438,300)	(227,000)
Principal payments on long term debt—Term Loan Facility	—	(2,793)
Purchase of treasury shares	(130,319)	(70,254)
Other financing activities	2,738	2,783
Net cash provided by (used in) financing activities	22,419	(58,464)
(Decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(7,243)	(56,196)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	134,156	161,086
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$126,913	$104,890

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items if applicable: (i) net favorable lease costs; (ii) costs related to debt amendments; (iii) loss on extinguishment of debt; (iv) impairment charges; and (v) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the fully diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) impairment charges; (vii) costs related to debt amendments; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt amendments; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs and favorable lease costs.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (c) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended
	May 4,	May 5,
	2019	2018
Reconciliation of net income to Adjusted Net Income:
Net income	$77,765	$82,588
Net favorable lease costs (a)	10,701	5,325
Costs related to debt amendments (b)	(382)	—
Tax effect (e)	(2,597)	(927)
Adjusted Net Income	$85,487	$86,986
Fully diluted weighted average shares outstanding (f)	67,730	68,970
Adjusted Earnings per Share	$1.26	$1.26

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	May 4,	May 5,
	2019	2018
Reconciliation of net income to Adjusted EBITDA:
Net income	$77,765	$82,588
Interest expense	13,371	14,521
Interest income	(205)	(80)
Costs related to debt amendments (b)	(382)	—
Depreciation and amortization (g)	61,180	50,509
Income tax expense	16,195	17,411
Adjusted EBITDA	$167,924	$164,949

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	May 4,	May 5,
	2019	2018
Reconciliation of net income to Adjusted EBIT:
Net income	$77,765	$82,588
Interest expense	13,371	14,521
Interest income	(205)	(80)
Costs related to debt amendments (b)	(382)	—
Net favorable lease costs (a)	10,701	5,325
Income tax expense	16,195	17,411
Adjusted EBIT	$117,445	$119,765

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	May 4,	May 5,
Reconciliation of SG&A to Adjusted SG&A:	2019	2018
SG&A	517,378	468,348
Favorable lease costs (a)	(10,539)	—
Product sourcing costs	(78,577)	(71,616)
Adjusted SG&A	428,262	396,732

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended
	May 4,	May 5,
	2019	2018
Effective tax rate on a GAAP basis	17.2%	17.4%
Adjustments to arrive at Adjusted Effective Tax Rate	0.8	—
Adjusted Effective Tax Rate	18.0%	17.4%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended	Twelve Months Ended
	August 4, 2018	February 2, 2019
Reconciliation of net income to Adjusted Net Income:
Net income	$70,957	$414,745
Net favorable lease costs (a)	9,551	26,081
Costs related to debt amendments (b)	79	2,496
Loss on extinguishment of debt (c)	1,361	1,823
Impairment charges (d)	—	6,844
Tax effect (e)	(3,078)	(9,449)
Adjusted Net Income	$78,870	$442,540
Fully diluted weighted average shares outstanding (f)	68,769	68,679
Adjusted Earnings per Share	$1.15	$6.44

(a)

Net favorable lease costs represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. As a result of adoption of ASC 2016-02, these expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statement of Income for the three months ended May 4, 2019. These expenses are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Income for the three months ended May 5, 2018, the three months ended August 4, 2018 and the twelve months ended February 2, 2019.

(b)

For the three months ended May 4, 2019, amounts relate to the reversal of previously estimated costs related to the repricing of our Term Loan Facility in Fiscal 2018. For the three months ended August 4, 2018 and the twelve months ended February 2, 2019, amounts relate to costs incurred in connection with the review and execution of refinancing opportunities.

(c)	Amounts relate to the refinancing of our Term Loan Facility, the $150.0 million prepayment on our Term Loan Facility, as well as the amendment to our ABL Credit Agreement.
(d)	Represents impairment charges on long-lived assets
(e)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods for the tax impact of items (a) and (d).
(f)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period. Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.

(g)

Includes $10.5 million of favorable lease costs included in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statement of Income for the three months ended May 4, 2019.